EXHIBIT 99.1
News Release dated July 28, 2010

NEWS RELEASE

Source: Dafoe Corp.

Dafoe Corp. signs letter of intent to acquire cutting-edge RFID solutions company

Acquisition target focused on high-growth segments of rapidly growing RFID market

Dafoe Corp. (OTCBB: DAFX) today announced the signing of a letter of intent to acquire 100 percent of Agkha Intelli-Tec, a dynamic, rapidly growing Dubai-based Radio-Frequency Identification (RFID) and digital security solutions provider in exchange for approximately 59 percent ownership of Dafoe Corp. Agkha's technologies assist in the prevention of fraud, check security, electronic airline boarding passes, RFID technology, intelligent parking solutions, SMART video broadcasting and integrated consulting solutions.

"We are extremely pleased with the progress we have made so far in our negotiations with Agkha Intelli-Tec as we believe this acquisition will improve our position in high-growth segments of the RFID market," said Kyle Beddome,  President and Chief Executive Officer of Dafoe Corp. "We hope to finalize our internal due diligence and complete the acquisition during the third quarter of 2010."

Closing of the transaction is subject to certain conditions precedent, including the execution a delivery of definitive transaction documents mutually satisfactory to the parties, and completion of due diligence by Dafoe Corp. Closing is expected to occur during the third quarter of 2010, subject to extension for completion of due diligence. There can be no assurances that the closing will occur, or if it does occur, what the final terms of the transaction will be.

Agkha Intelli-Tec utilizes patented SMART solutions that include fraud prevention, document security and protection, secure passenger travel, parking payment solutions, bespoke consulting solutions and other cutting-edge solutions that help governments speed up their transition towards e-government.

According to ABI Research, the RFID market could reach $4.47 billion by the end of 2010, 15 percent higher than the adjusted 2009 figures. RFID market segments with the greatest growth will be found in many of the areas Akghka Intelli-Tec's SMART solutions target including baggage handling and RFID-enabled ID/e-government documents.

Agkha Intelli-Tec’s Smart Boarding Pass significantly improves the airline passenger travel experience. By encoding the printed boarding pass data onto the built in RFID chip, it is protected from being tampered with and prevents fraudulent usage of the boarding pass. The company's highly innovative Unified ID solution is designed to aid governments in their transition towards full e-government. It does this by speeding up and simplifying vertical and horizontal integration, and sharing the transfer of information between heterogeneous IT environments.

About Agkha Intelli-Tec
Agkha Intelli-Tec is a rapidly growing Smart Solutions company inspired by innovation and empowered by technology. Headquartered in the futuristic city of Dubai, Agkha Intelli-Tec is staffed by experienced professionals with over 30 years combined experience. The Company was formed to help organizations prevent fraud and reduce forgery using a range of patented SMART solutions tailored to suit their exact needs. Agkha Intelli-Tec's RFID and SMART solutions include fraud prevention, document security and protection, check security and secure passenger travel, parking payment solutions, bespoke consulting solutions and even solutions that help governments speed up their transition towards e-government. For more information, visit: http://www.agkha-intellitec.com.

Safe Harbor Cautionary Statement

Certain statements in this news release, including statements that we "believe," "expect," "intend," "plan" or words of similar import, are forward-looking information within the meaning of Rule 175 under the Securities Act of 1933 and Rule 3b-6 under the Securities Exchange Act of 1934, and are subject to the safe harbor created by those rules. All statements, other than statements of fact, included in this release, including, without limitation, statements regarding potential future plans, new products and services and objectives of the company, are forward-looking statements that involve risks and uncertainties. There can be no assurance that such statements will prove to be accurate, and actual results and future events could differ materially from those anticipated in such statements. Factors that could cause actual results to differ materially from those in the forward-looking statements include, among other things, the following: the company's successful implementation of the new products and services, demand for the new products and services, the company's ability to successfully compete against competitors offering similar products and services, general economic and business conditions; unexpected changes in technologies and technological advances; ability to commercialize and manufacture products; results of experimental studies research and development activities; changes in, or failure to comply with, governmental regulations; and the ability to obtain adequate financing in the future. This information is qualified in its entirety by cautionary statements and risk factors disclosure contained in certain of the Company's Securities and Exchange Commission filings available athttp://www.sec.gov, which you should carefully review. Neither Dafoe Corp., nor Agkha Intelli-Tec assume any obligation to update or revise any forward-looking statements, whether as the result of new developments or otherwise.

Contact:
intellibridgeIR
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